Exhibit 10.13
Tennessee Valley Authority
Coal Acquisition & Supply
1101 Market Street, MR 2A
Chattanooga, Tennessee 37402-2801
CONTRACT SUPPLEMENT

TO:	Armstrong Coal Company, Inc.	Supplement No.	6
	7701 Forsyth Boulevard — 10th Floor	Date	October 9, 2009
	St. Louis, Missouri 63105	Group-Contract No.	612-40668
		Plant	Various
		Name of Mine	Various
Attention: Mr. Martin Wilson
This confirms the October 1, 2009, agreement reached between both parties relative to freeze proofing deliveries under the subject contracts.
As agreed, the freeze proofing products that will be applied to TVA’s shipments will be FreeFlowFC-100 for body feed application and FreeFlowSR-300 for side car release application. Both products are manufactured by AKJ Industries, and will be applied to coal loaded for TVA’s fossil plants as follows:
1.	Unless TVA notifies contractor otherwise, anytime the temperature at contractor’s loading facility is below 27 degrees Fahrenheit during the loading process, contractor will apply approximately 2 pints of FreeFlowFC-100 to each ton of coal being loaded into railcars at Contractor’s facilities. This amount may be adjusted by mutual agreement of the parties to reduce the risk of frozen coal being delivered to TVA’s plants. The exception to this rule applies in the event a cooling period is moving into the area in 48 hours, dropping the temperature for an extended period of time.

2.	The cost to TVA for applying FreeFlowFC-100 will be $2.00 per gallon or $.50 per 2 pint application.

3.	The cost to TVA for applying the side care release application, FreeFlowSr-300, upon TVA’s request, will be $2.80 per gallon or $.35 per 1 pint application.

4.	Contractor will invoice separately for the cost of applying FreeFlowFC-100 and FreeFlow SR-300. Each invoice and all correspondence relating to the application of the freeze conditioning substance(s) should clearly reflect the Contract number, Traffic Control Number, and the cost of such treatment. Invoices for freeze conditioning should be sent to the attention of Connie Gazaway at Tennessee Valley Authority, 1101 Market Street, MR 2A, Chattanooga, Tennessee 37402-2801.

Please complete the acceptance below and return the copy of this contract supplement to this office. You should retain the original for your file.

In the event Contractor fails to execute this Supplement in the acceptance space provided below or fails to return such executed Supplement to TVA, shipment of coal to TVA following the date of Contractor’s receipt of this Supplement shall constitute an acceptance by Contractor of all the terms and conditions of this Supplement, unless within five (5) business days of the date of receipt of this Supplement, Contractor notifies TVA, both orally and in writing that this Supplement is not accepted.

Accepted Armstrong Coal Co.	TENNESSEE VALLEY AUTHORITY
Company

By /s/ Martin D. Wilson	/s/ Connie S. Gazaway

Signature	Connie S. Gazaway
Fuel Transportation Specialist

President	/s/

Title	Contract Support Specialist

11/5/09	/s/

Date	Manager of Coal Supply